Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD REPORTS THIRD QUARTER RESULTS AND ANNOUNCES RESTRUCTURING

– Fourth quarter actions to target cost savings

of more than $200 million through 2013 –

Q3 2012 Results

•	AMD revenue $1.27 billion, 10 percent sequential decrease and a 25 percent decrease year-over-year

•	Net loss $157 million, loss per share $0.21, operating loss $131 million

•	Non-GAAP(1) net loss $150 million, loss per share $0.20, operating loss $124 million

•	Gross margin 31 percent

SUNNYVALE, Calif. – October 18, 2012 – AMD (NYSE:AMD) today announced revenue for the third quarter of 2012 of $1.27 billion, a net loss of $157 million, or $0.21 per share, and an operating loss of $131 million. The company reported a non-GAAP net loss of $150 million, or $0.20 per share, and a non-GAAP operating loss of $124 million. AMD is also announcing a restructuring plan designed to reduce operating expenses and better position the company competitively.

“The PC industry is going through a period of very significant change that is impacting both the ecosystem and AMD,” said Rory Read, AMD president and CEO. “It is clear that the trends we knew would re-shape the industry are happening at a much faster pace than we anticipated. As a result, we must accelerate our strategic initiatives to position AMD to take advantage of these shifts and put in place a lower cost business model. Our restructuring efforts are designed to simplify our product development cycles, reduce our breakeven point and enable us to fund differentiated product roadmaps and strategic breakaway opportunities.”

GAAP Financial Results

	Q3-12	Q2-12	Q3-11
Revenue	$1.27B	$1.41B	$1.69B
Operating income (loss)	$(131)M	$77M	$138M
Net income (loss) / Earnings (loss) per share	$(157)M/$(0.21)	$37M/$0.05	$97M/$0.13

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Non-GAAP Financial Results(1)

	Q3-12	Q2-12	Q3-11
Revenue	$1.27B	$1.41B	$1.69B
Operating income (loss)	$(124)M	$86M	$146M
Net income (loss) / Earnings (loss) per share	$(150)M/$(0.20)	$46M/$0.06	$110M/$0.15

Quarterly Summary

•	Gross margin was 31 percent.

•

Gross margin decreased sequentially due to an inventory write-down of approximately $100 million primarily consisting of first generation A-Series Accelerated Processor Units (APUs) (“Llano”), weaker-than-expected demand, which contributed to lower average selling prices (ASPs) for the company’s microprocessor products and lower utilization of the company’s back-end manufacturing facilities.

•

Cash, cash equivalents and marketable securities balance, including long-term marketable securities, was $1.48 billion at the end of the quarter. The sequential cash decline was primarily from cash used in operations.

•

Computing Solutions segment revenue decreased 11 percent sequentially and 28 percent year-over-year. The sequential decrease was driven primarily by a weaker consumer buying environment impacting sales to Original Equipment Manufacturers (OEMs) as well as lower ASPs across all geographies.

•	Operating loss was $114 million, compared with operating income of $82 million in Q2-12 and $149 million in Q3-11.

•	Microprocessor ASP decreased sequentially and year-over-year.

•

AMD launched the second generation A-series APU for the desktop channel market, offering PC enthusiasts affordable performance, discrete-level graphics, multiple cores and fast processing for outstanding responsiveness.

•

AMD Introduced the AMD Z-60 APU tablet processor for upcoming Windows 8 tablets. Supporting full HD 1080p of resolution, the AMD Z-60 APU delivers up to 10 hours of idle battery life, nearly eight hours of Web browsing and six hours of video playback(2).

•	AMD launched the AMD AppZone, a new online showcase where consumers can download and run thousands of popular Android™ apps on AMD-based tablets, notebooks and all-in-one PCs.

•

Qualcomm and Samsung became Founder members of the HSA Foundation, adding their support to AMD’s vision of delivering a common hardware standard for heterogeneous computing. Since its formation in June 2012, the HSA Foundation has more than doubled its membership.

•

AMD announced new products that firmly cement the company as the leader in fabric computing and micro servers, including the SeaMicro SM15000, which extends the SeaMicro Freedom Fabric beyond the chassis to connect directly to massive disk arrays and which will also be offered with AMD Opteron processors.

•

Graphics segment revenue decreased seven percent sequentially and 15 percent year-over-year. Graphics processor unit (GPU) revenue decreased 14 percent sequentially due to lower unit shipments to OEMs partially offset by higher channel sales.

•	Operating income was $18 million, compared with $31 million in Q2-12 and $12 million in Q3-11.

•	GPU ASP was up sequentially and year-over-year.

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•	AMD continued to expand its industry-leading graphics solutions:

•

AMD launched the next generation of AMD FirePro™ products based on the company’s Graphics Core Next Architecture. Setting new levels of performance-per-dollar, the AMD FirePro W5000, W7000, W8000 and W9000 GPUs are capable of delivering 1.5 times greater performance than other available solutions(3).

•

AMD added to its powerful line-up of professional graphics solutions with the introduction of the AMD FirePro S7000 and S9000 cards for server data center environments. Excelling at compute and virtual desktop infrastructure (VDI), these solutions redefine data center graphics capability while consuming 95 percent less power at idle and dramatically cutting data center operating costs(4).

•	AMD announced a collaboration with CiiNOW to deliver the first cloud gaming solution powered by AMD Radeon™ graphics to enable the best online gaming experience possible.

Operational Restructuring Designed to Enhance Financial Results, Set New Revenue Breakeven Target

AMD’s restructuring plan, a significant portion of which will be implemented in the fourth quarter of 2012, will include a workforce reduction and site consolidations.

AMD expects that the restructuring actions taken in the fourth quarter of 2012 will result in operational savings, primarily in operating expenses, of approximately $20 million in the fourth quarter of 2012 and approximately $190 million in 2013. The savings will be largely driven through a reduction of AMD’s global workforce by approximately 15 percent, which is expected to be largely completed in the fourth quarter of 2012. The company currently estimates it will record a restructuring expense in the fourth quarter of 2012 of approximately $80 million in connection with these actions.

AMD is also putting in place a business model to break even at an operating income level of $1.3 billion of quarterly revenue. The company is targeting to achieve this by the end of the third quarter of 2013.

“Our restructuring efforts are decisive actions that position AMD to compete more effectively and improve our financial results,” said Mr. Read. “Reducing our workforce is a difficult, but necessary, step to take advantage of the eventual market recovery and capitalize on growth opportunities for our products outside of the traditional PC market.”

Current Outlook

AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.

For the fourth quarter of 2012, AMD expects revenue to decrease 9 percent, plus or minus 4 percent, sequentially.

For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

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AMD Teleconference

AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its third quarter financial results and provide more details with respect to today’s restructuring announcement. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at AMD. The webcast will be available for 10 days after the conference call.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

Cautionary Statement

This document contains forward-looking statements concerning AMD, its fourth quarter of 2012 revenue, its targeted revenue breakeven point and the timing to attain its breakeven point, and its restructuring plan, including the timing of actions in connection with the plan, anticipated restructuring charges and operational savings, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes, “expects,” “may,” “will,” “should,” “seeks,” “intends,” “pro forma,” “estimates,” “anticipates,” “plans,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that the company’s third party foundry suppliers will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products; the company’s requirements for wafers are less than the fixed number of wafers that it agreed to purchase from GLOBALFOUNDRIES (GF) in 2012 or GF encounters problems that significantly reduce the number of functional die the company receives from each wafer; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in the market growth and demand for its products and technologies in light of the product mix that the company may have available at any particular time or a decline in demand; that the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that global business and economic conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply

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chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

AMD, the AMD Arrow logo, AMD Opteron, AMD Radeon, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

(1)

In this press release, in addition to GAAP financial results, the Company has provided non-GAAP financial measures including non-GAAP net income (loss), non-GAAP earnings (loss) per share, non-GAAP operating income (loss), non-GAAP operating expenses, and non-GAAP gross margin. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this press release. The Company also provided Adjusted EBITDA and non-GAAP Adjusted free cash flow as supplemental measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this press release. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to corresponding tables at the end of this press release for additional AMD data.

(2)

Power projections based on calculations carried out by AMD Performance Labs measuring total system and individual component power at Windows Idle, while web browsing, and while viewing a 9:57 minute video in h.264 format, viewed at 720P setting at 60 nits. The AMD Z-60 based reference platform is projected to measure .75 W at idle, 1.1 W during web browsing, 1.6 W during video playback and .02 W during a system S3 “sleep” state. Total system power for the reference platform is projected at 2.9 W at idle, 3.9 W during web browsing, 4.8 W during video playback and .08 W during a system S3 “sleep” state. Battery life calculations were derived using a 30Whr battery pack at 98% utilization. The AMD Z-60 power projections are based on a reference system configuration including the Dual Core Z-60 1.0GHz APU with AMD Radeon™ HD 6250 graphics, 2GB DDR3-1066 system memory and Microsoft Windows 8. Details for Windows 8 power states are outlined in the confidential Win8 logo specification. BRNeB-I10

(3)

AMD FirePro™ W9000 can support 1.95 billion triangles per second, compared to Nvidia Quadro 6000 supporting 1.3 billion triangles per second. See http://www.nvidia.com/object/product-quadro-6000-us.html. FP-44

(4)

Results based on internal measurements of AMD Radeon™ HD 7970 with AMD ZeroCore Power technology enabled and AMD Radeon™ HD 6970 comparing ASIC power consumption in “long idle” state (PC display turned off after a long period of relative inactivity and lack of user input). GRDT-11

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions except per share amounts and percentages)

	Quarter Ended			Nine Months Ended
	Sep. 29,	Jun. 30,	Oct. 1,	Sep. 29,	Oct. 1,
	2012	2012	2011	2012	2011
Net revenue	$1,269	$1,413	$1,690	$4,267	$4,877
Cost of sales	877	775	934	3,210	2,710

Gross margin	392	638	756	1,057	2,167
Gross margin %	31%	45%	45%	25%	44%
Research and development	328	345	361	1,041	1,095
Marketing, general and administrative	188	212	249	630	749
Amortization of acquired intangible assets	4	4	8	9	26
Restructuring charges, net	3	—	—	11	—

Operating income (loss)	(131)	77	138	(634)	297
Interest income	2	2	3	6	8
Interest expense	(44)	(43)	(42)	(130)	(137)
Other income (expense), net	16	(5)	(7)	10	8

Income (loss) before dilution gain in investee and income taxes	(157)	31	92	(748)	176
Benefit for income taxes	—	(6)	(5)	(38)	—
Dilution gain in investee, net	—	—	—	—	492

Net income (loss)	$(157)	$37	$97	$(710)	$668

Net income (loss) per share
Basic	$(0.21)	$0.05	$0.13	$(0.96)	$0.92
Diluted	$(0.21)	$0.05	$0.13	$(0.96)	$0.90

Shares used in per share calculation
Basic	745	739	729	739	725
Diluted	745	755	741	739	742

ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Millions)
	Quarter Ended			Nine Months Ended
	Sep. 29,	Jun. 30,	Oct. 1,	Sep. 29,	Oct. 1,
	2012	2012	2011	2012	2011
Total comprehensive income (loss)	$(154)	$41	$89	$(706)	$659

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Millions)

	Sep. 29, 2012	Jun. 30, 2012	Dec. 31, 2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$1,300	$1,579	$1,765
Accounts receivable, net	683	744	919
Inventories, net	744	833	476
Prepaid expenses and other current assets	88	77	69

Total current assets	2,815	3,233	3,229
Long-term marketable securities	180	180	149
Property, plant and equipment, net	685	707	726
Investment in GLOBALFOUNDRIES	—	—	278
Acquisition related intangible assets, net	100	105	8
Goodwill	553	553	323
Other assets	279	263	241

Total Assets	$4,612	$5,041	$4,954

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$412	$471	$363
Payable to GLOBALFOUNDRIES	448	661	177
Accrued liabilities	534	548	550
Deferred income on shipments to distributors	110	126	123
Current portion of long-term debt and capital lease obligations	5	489	489
Other current liabilities	46	57	72

Total current liabilities	1,555	2,352	1,774
Long-term debt and capital lease obligations, less current portion	2,035	1,532	1,527
Other long-term liabilities	33	40	63
Stockholders’ equity:
Capital stock:
Common stock, par value	7	7	7
Additional paid-in capital	6,780	6,752	6,672
Treasury stock, at cost	(109)	(108)	(107)
Accumulated deficit	(5,687)	(5,530)	(4,977)
Accumulated other comprehensive loss	(2)	(4)	(5)

Total stockholders’ equity	989	1,117	1,590

Total Liabilities and Stockholders’ Equity	$4,612	$5,041	$4,954

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Millions)

	Quarter Ended	Nine Months Ended
	Sep. 29, 2012	Sep. 29, 2012
Cash flows from operating activities:
Net loss	$(157)	$(710)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash portion of the limited waiver of exclusivity from GLOBALFOUNDRIES	—	278
Depreciation and amortization	66	194
Benefit for deferred income taxes	(1)	(41)
Compensation recognized under employee stock plans	27	74
Non-cash interest expense	5	17
Other	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	60	237
Inventories	89	(266)
Prepaid expenses and other current assets	(14)	(30)
Other assets	5	(13)
Payable to GLOBALFOUNDRIES	(213)	271
Accounts payable, accrued liabilities and other	(107)	(62)

Net cash used in operating activities	$(240)	$(52)

Cash flows from investing activities:
Acquisition of SeaMicro, Inc., net of cash acquired	—	(281)
Purchases of property, plant and equipment	(32)	(111)
Purchases of available-for-sale securities	(201)	(749)
Proceeds from sale and maturity of available-for-sale securities	241	1,091
Other	(18)	(23)

Net cash used in investing activities	$(10)	$(73)

Cash flows from financing activities:
Net proceeds from debt issuance	491	491
Net proceeds from foreign grants	6	18
Proceeds from issuance of AMD common stock	—	12
Repayments of debt and capital lease obligations	(486)	(488)
Other	—	(1)

Net cash provided by financing activities	$11	$32

Net decrease in cash and cash equivalents	(239)	(93)

Cash and cash equivalents at beginning of period	$1,015	$869

Cash and cash equivalents at end of period	$776	$776

ADVANCED MICRO DEVICES, INC.

SELECTED CORPORATE DATA

(Millions except headcount)

	Quarter Ended			Nine Months Ended
Segment and Category Information	Sep. 29, 2012	Jun. 30, 2012	Oct. 1, 2011	Sep. 29, 2012	Oct. 1, 2011
Computing Solutions (1)
Net revenue	$927	$1,046	$1,286	$3,176	$3,693
Operating income (loss)	$(114)	$82	$149	$92	$391
Graphics (2)
Net revenue	342	367	403	1,091	1,183
Operating income	18	31	12	83	24
All Other (3)
Net revenue	—	—	1	—	1
Operating loss	(35)	(36)	(23)	(809)	(118)
Total
Net revenue	$1,269	$1,413	$1,690	$4,267	$4,877
Operating income (loss)	$(131)	$77	$138	$(634)	$297

Other Data
Depreciation and amortization (excluding amortization of acquired intangible assets)	$62	$61	$71	$185	$221
Capital additions	$32	$39	$58	$111	$163
Adjusted EBITDA (4)	$(35)	$173	$239	$359	$642
Cash, cash equivalents and marketable securities (5)	$1,480	$1,759	$1,857	$1,480	$1,857
Adjusted free cash flow (6)	$(272)	$42	$131	$(163)	$428
Total assets	$4,612	$5,041	$5,236	$4,612	$5,236
Long-term debt and capital lease obligations, including current portion	$2,040	$2,021	$2,060	$2,040	$2,060
Headcount	11,813	11,737	12,019	11,813	12,019

See footnotes on the next page

(1)	Computing Solutions segment includes microprocessors, as standalone devices or as incorporated as an Accelerated Processing Unit, chipsets, and embedded processors.

(2)	Graphics segment includes graphics, video and multimedia products developed for use in desktop and notebook computers, including home media PCs, professional workstations and servers as well as revenue received in connection with the development and sale of game console systems that incorporate the Company’s graphics technology.

(3)	All Other category includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are amortization of acquired intangible assets, stock-based compensation expense, restructuring charges and a charge related to the limited waiver of exclusivity from GLOBALFOUNDRIES (“GF”).

(4)	Reconciliation of GAAP operating income (loss) to Adjusted EBITDA*

	Quarter Ended			Nine Months Ended
	Sep. 29, 2012	Jun. 30, 2012	Oct. 1, 2011	Sep. 29, 2012	Oct. 1, 2011
GAAP operating income (loss)	$(131)	$77	$138	(634)	$297
Limited waiver of exclusivity from GLOBALFOUNDRIES	—	—	—	703	—
Payments to GLOBALFOUNDRIES	—	—	—	—	24
Legal settlement	—	5	—	5	5
Depreciation and amortization	62	61	71	185	221
Employee stock-based compensation expense	27	26	22	74	69
Amortization of acquired intangible assets	4	4	8	9	26
Restructuring charges, net	3	—	—	11	—
SeaMicro acquisition costs	—	—	—	6	—

Adjusted EBITDA	$(35)	$173	$239	$359	$642

(5)	Cash, cash equivalents and marketable securities also include the long-term portion of marketable securities.

(6)	Non-GAAP adjusted free cash flow reconciliation**

	Quarter Ended			Nine Months Ended
	Sep. 29, 2012	Jun. 30, 2012	Oct. 1, 2011	Sep. 29, 2012	Oct. 1, 2011
GAAP net cash provided by (used in) operating activities	$(240)	$81	$189	$(52)	$195
Non-GAAP adjustment	—	—	—	—	396

Non-GAAP net cash provided by (used in) operating activities	(240)	81	189	(52)	591
Purchases of property, plant and equipment	(32)	(39)	(58)	(111)	(163)

Non-GAAP adjusted free cash flow	$(272)	$42	$131	$(163)	$428

*	The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the third quarter of 2012 and the nine months ended September 29, 2012, the Company included net restructuring charges; for the nine months ended September 29, 2012, the Company also included an adjustment for the limited waiver of exclusivity from GF, a legal settlement with a third party and costs related to acquisition of SeaMicro, Inc.; for the nine months ended October 1, 2011, the Company included adjustments related to a payment to GF and a legal settlement with a third party. The payment to GF occurred in the first quarter of 2011 when the Company incurred a charge of $24 million in cost of sales related to a payment to GF in the form of cash and GF Class A Preferred Shares that the Company owned. This payment primarily related to certain manufacturing assets of GF which do not benefit the Company. For the second quarter of 2012, the Company included a charge of approximately $5 million related to a legal settlement with a third party. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

**	The Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced the distributor’s accounts receivable and the corresponding debt resulted in a noncash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was not reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, as of the end of the second quarter of 2011, there were no outstanding invoices relating to the financing arrangement with the IBM Parties, and starting from the third quarter of 2011, the Company no longer makes quarterly adjustments for distributors’ payments to the IBM Parties to its GAAP net cash provided by (used in) operating activities when calculating non-GAAP adjusted free cash flow. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.